Exhibit 8.1

[Bybel Rutledge LLP Letterhead]

December 29, 2014

Board of Directors

GNB Financial Services, Inc.

32 West Market Street

Gratz, PA  17030

Re:                             Merger of GNB Financial Services, Inc. and FNBM Financial Corporation

Our File No. 50-038

Dear Members of the Board:

You have requested our opinion concerning matters of United States federal income tax law in connection with the transaction contemplated by the Agreement and Plan of Merger dated July 2, 2014, as amended by Amendment No. 1 dated October 7, 2014 by and between GNB Financial Services, Inc. (“GNB”) and FNBM Financial Corporation (“FNBM”) (the “Agreement”) pursuant to which FNBM will merge with and into GNB (the “Merger”).  At the Effective Time of the Merger as defined in the Agreement, each share of FNBM Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive GNB Common Stock or cash as provided in Section 1.02(g) of the Agreement.  No fractional shares of GNB Common Stock will be issued in this transaction.  In lieu thereof, shareholders of FNBM will, to the extent relevant, receive cash in an amount determined pursuant to Section 1.02(g) of the Agreement.  All shares of FNBM Common Stock owned by GNB or FNBM and any of their subsidiaries at the Effective Time will be canceled, and no shares of GNB Common Stock or other property will be delivered in exchange therefor.  All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement and its schedules or exhibits.

The Merger is further described in and will be in accordance with the Form S-4 Registration Statement filed by GNB on October 15, 2014, and as the same has been amended to the date hereof (the “S-4 Registration Statement”), and related exhibits thereto.

In connection with providing our opinion, we have examined and are relying upon originals or copies, certified or otherwise identified to our satisfaction, of: the S-4 Registration Statement; the Agreement and the exhibits and schedules thereto; the Officers’ Certificates of GNB and FNBM, each dated as of the date hereof; and other documents that we deem necessary or appropriate for the individual opinions set forth below.   As to any facts material to this opinion that we did not independently establish or verify, we have relied upon the foregoing documents and upon statements and representations of officers and other representatives of GNB and FNBM, including certain written representations of the management of each of GNB and

FNBM.  The opinions we express are conditioned on the initial and continuing accuracy of the facts, information and representations contained in the aforesaid documents or otherwise referred to above.

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1.                                      original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2.                                      any factual representation or statement made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all factual statements and representations, whether or not qualified, are true and will remain true through the closing of the Merger and thereafter where relevant;

3.                                      the Merger will be consummated pursuant to the Agreement which shall remain in full force and effect without amendment thereto;

4.                                      the Agreement and all other documents and instruments referred to therein are valid and binding in accordance with their terms;

5.                                      at all relevant times prior to and through the Effective Time: GNB does not have a plan or intention, directly or through a related party, to acquire any GNB Common Stock issued in the Merger other than pursuant to an open market broker facilitated share repurchase program described in Revenue Ruling 99-58;

6.                                      at all relevant times prior to and through the Effective Time: (i) no outstanding indebtedness of FNBM has represented or will represent equity for tax purposes; (ii) no outstanding equity of FNBM has represented or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire FNBM Common Stock or to share in the appreciation thereof constitutes or will constitute “stock” for purposes of Section 368(c) of the Internal Revenue Code of 1986, as amended (the “Code”);

7.                                      The FNBM shareholders will receive either (a) GNB Common Stock, (b) cash, or (c) a combination of GNB Common Stock and cash.  However, the value of the

GNB Common Stock exchanged for the FNBM Common Stock will exceed 50% of the total consideration received by the FNBM shareholder with respect to the FNBM Common Stock owned by them at the Effective Time.  FNBM’s Common Stock now, and at the Effective Time, will be the only class of FNBM stock outstanding; and

8.                                      GNB will continue the historic business of FNBM and will use a significant portion of FNBM’s assets in the continuing business of GNB.

We are expressing our opinion only as to matters expressly addressed herein as of the date hereof.  We are not expressing any opinion as to any other matters, or any other aspects of the transactions contemplated by this letter, whether discussed herein or not.   No opinion should be inferred as to any other matters, including without limitation, any state, local or foreign tax treatment of the Merger or any related transactions.

In preparing our opinion, we have considered applicable provisions of the Internal Revenue Code (“Code”), United States Treasury regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service (“IRS”) and other authorities that we deem relevant, any of which could be changed at any time.  Any such changes might be retroactive with respect to transactions entered into prior to the date of the changes and could significantly modify one or more of the opinions expressed below. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application of the United States federal income tax laws.

As you are aware, no ruling has been or will be requested from the IRS concerning the United States federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinions set forth below represent our conclusion regarding the application of existing United States federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached, waived, or ineffective), one or more of the opinions contained herein could be inapplicable, in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that we can give no assurance that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise or disagree with the opinion.  This opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.

Based solely upon and subject to the foregoing and upon the assumptions set forth herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that:

(i)            the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

(ii)           holders of FNBM Common Stock who receive GNB Common Stock in the merger in exchange for all of their shares of FNBM Common Stock will not recognize any gain or loss with respect to shares of GNB Common Stock received (except with respect to cash received instead of a fractional share interest in GNB Common Stock);

(iii)          holders of FNBM Common Stock who receive only cash in the merger in exchange for all of their shares of FNBM Common Stock will recognize gain or loss equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the shares of FNBM Common Stock exchanged therefor;

(iv)          each holder of FNBM Common Stock who receives GNB Common Stock and cash (other than cash in lieu of a fractional share interest in GNB Common Stock) in the merger in exchange for the holder’s shares of FNBM Common Stock will recognize the gain, if any, realized by the holder, in an amount not in excess of the amount of cash received (other than cash received instead of a fractional share interest in GNB Common Stock), but will not recognize any loss on the exchange;

(v)           the aggregate tax basis of GNB Common Stock received by a FNBM shareholder in the merger (including a fractional share interest of GNB Common Stock deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of FNBM Common Stock surrendered for GNB Common Stock in exchange therefor;

(vi)          the holding period of the GNB Common Stock received by an FNBM shareholding in the merger will include the holding period of the shares of FNBM Common Stock surrendered, provided the FNBM Common Stock surrendered is held as a capital asset at the time of the exchange; and

(vii)         cash received by a FNBM shareholder in lieu of a fractional share interest in GNB Common Stock will be treated as though the fractional share had been received and then redeemed for cash, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of FNBM Common Stock allocable to such fractional interest. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of FNBM Common Stock was more than one year as of the effective date of the merger. If, however, the receipt of cash instead of a fractional share of GNB Common Stock has the effect of the distribution of a dividend with respect to a shareholder, part or all of the cash received may be treated as a dividend.

No opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws, or under federal tax laws other than those pertaining to the federal income tax. This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation that may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this opinion letter in any manner to reflect any facts or circumstances that hereafter may come to our attention.

This opinion is dependent upon the accuracy and completeness of the facts and assumptions referenced above, including but not limited to the Officers’ Certificates of GNB and FNBM.  We have relied upon those facts and assumptions without any independent investigation or verification of their accuracy or completeness.  Any inaccuracy or incompleteness in our understanding of the facts and assumptions could adversely affect the opinion expressed in this letter.

The opinion expressed herein has been issued solely in connection with the Merger as contemplated by the Agreement and may not be (a) utilized or relied upon for any other purpose or (b) utilized, relied upon, quoted, distributed or discussed, without, in each instance, the prior written consent of a partner of this Firm provided, however, we do hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Bybel Rutledge LLP in the proxy statement/prospectus constituting a part of the Registration Statement under the captions “Material United States Federal Income Tax Consequences,” and “Legal Matters” without admitting that we are “experts” within the meaning of the Securities Act or 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.  The opinion expressed herein is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied, or is to be inferred beyond the matters expressly stated herein.  This opinion letter is not a guarantee and should not be construed or relied on as such.

Very truly yours,

/s/ Bybel Rutledge LLP
Bybel Rutledge LLP